Exhibit (d)(45)

[Copy]
SUBORDINATED PROMISSORY NOTE

December 20, 2007	$225,000,000.00

     Tribune Company, a Delaware corporation located at 435 North Michigan Avenue, Chicago, Illinois 60611 (“Maker”), hereby promises to pay to the order of EGI-TRB, L.L.C., a Delaware limited liability company located at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 (the “Holder”) or its successors or permitted assigns, the principal amount of TWO HUNDRED TWENTY-FIVE MILLION AND NO/100 DOLLARS ($225,000,000.00) together with interest thereon calculated from the date hereof in accordance with the provisions of this Subordinated Promissory Note (this “Note”).

     1. Payments.

     (a) Interest on the unpaid principal amount of this Note outstanding from time to time shall accrue at the rate of 4.64% per annum calculated on the basis of a 365-day year and the actual number of days elapsed in any year, or (if less) at the highest rate then permitted under applicable law (the “Interest Rate”). At all times during the occurrence of an Event of Default, and at all times after December 20, 2018 (the “Maturity Date”), all of the obligations and liabilities of Maker to the Holder hereunder shall accrue interest at a rate equal to the Interest Rate plus two percent (2%) (the “Default Rate”) to the extent permitted under applicable law. Interest on the unpaid principal amount hereunder shall be payable on the last day of each calendar quarter (each, a “Payment Date”) as follows:

                (i) to the extent the payment of such interest payment is not prohibited by the terms of any applicable subordination agreement or intercreditor agreement (if any) made by and among the Holder and the financial institutions, agents and other persons party thereto from time to time (any such agreement or agreements, as amended, restated or otherwise modified from time to time, collectively, the “Intercreditor Agreement”) as of such Payment Date, Maker shall pay to the Holder all accrued and unpaid interest as of such Payment Date in cash in accordance with the terms of Section 1(c) below (each, a “Cash Interest Payment”); and

                (ii) to the extent the payment of such interest payment is prohibited pursuant to the terms of the Intercreditor Agreement as of such Payment Date, all accrued and unpaid interest as of such Payment Date shall be capitalized as principal outstanding on this Note by adding the amount of such interest payment to the outstanding principal amount of this Note.

     (b) Payments of principal outstanding from time to time under this Note shall be made as follows, each to the extent not prohibited by the terms of the Intercreditor Agreement:

                (i) on each Payment Date, Maker shall make principal payments to the Holder in the amount of two hundred fifty thousand and no/100 Dollars ($250,000.00), commencing on December 31, 2007 and through and including the Maturity Date;

                (ii) on the Maturity Date hereof, Maker shall pay the outstanding principal amount of this Note, together with all accrued and unpaid interest hereon, and any costs and expenses incurred by Lender in connection herewith; and

                (iii) at any time and from time to time, Maker may, prepay, without premium or penalty, all or any portion of the outstanding principal amount of this Note, any such prepayment to be applied first, to all accrued but unpaid interest on this Note; second, to scheduled installments of principal in the direct order of maturity; and third, to outstanding principal (including, without limitation, capitalized interest).

     (c) If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds, free and clear of all taxes and charges whatsoever. Payments shall be delivered to the Holder at the address set forth above or to such other address or to the attention of such other person as specified by prior written notice to Maker or by wire transfer pursuant to wire instructions as specified by prior written notice to Maker.

     2. Subordination.

     All of the obligations and liabilities of Maker to the Holder evidenced by this Note (including, without limitation, principal, interest and costs and expenses) are qualified by, limited and expressly subordinated in accordance with the terms and conditions set forth in the Intercreditor Agreement.

     3. Events of Default.

     (a) For purposes of this Note, an “Event of Default” shall be deemed to have occurred if:

                (i) Maker fails to make any payment of principal of, or interest on, any Note when due and payable and such default remains uncured for a period of more than five (5) business days; provided, that, the failure by Maker to make a principal or interest payment hereunder when due shall not constitute an Event of Default if Maker is prohibited from making such payment under the terms of the Intercreditor Agreement; or

                (ii) Maker or any its subsidiaries or any guarantor of Maker’s obligations hereunder makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Maker or any such subsidiary or guarantor bankrupt or insolvent; or any order for relief with respect to Maker or any such subsidiary or guarantor is entered under Title 11 of the United States Code, 11 U.S.C. §§101 et. seq.; or Maker or any such subsidiary or guarantor petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Maker or any such subsidiary or guarantor, or of any substantial part of the assets of Maker or any such subsidiary or guarantor, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any subsidiary of Maker) relating to Maker or any such subsidiary or guarantor under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Maker or any such subsidiary or guarantor and either (A) Maker or any such subsidiary or guarantor by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within sixty (60) days.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     (b) Upon the occurrence of an Event of Default:

                (i) if an Event of Default of the type described in Section 3(a)(i) of this Note has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto, including, without limitation, any costs and expenses incurred by Lender in connection herewith) shall become immediately due and payable upon written notice from the Holder to the Maker, and, to the extent not prohibited by the provisions of the Intercreditor Agreement, Maker shall immediately pay to the Holder all amounts due and payable with respect to this Note;

                (ii) if an Event of Default of the type described in Section 3(a)(ii) of this Note has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto, including, without limitation, any costs and expenses incurred by Lender in connection herewith) shall become immediately due and payable without any action on the part of the Holder, and, to the extent not prohibited by the provisions of the Intercreditor Agreement, Maker shall immediately pay to the Holder all amounts due and payable with respect to this Note; and

                (iii) subject to the terms of the Intercreditor Agreement, the Holder shall have all rights and remedies set forth herein and under any applicable law or in equity. No such remedy is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or thereunder or now or hereafter existing at law or in equity or by statute or otherwise. Subject to the terms of the Intercreditor Agreement, any Holder having any rights under any provision of this Note shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Note and to exercise all other rights granted by law.

     4. General.

     (a) The terms of this Note may be waived, altered or amended, and Maker may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only by an instrument in writing duly executed by Maker and the Holder. Any such amendment or waiver shall be binding upon the Holder, Maker and their respective successors and permitted assigns.

     (b) Maker hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time, all without in any way affecting the liability of Maker hereunder.

     (c) All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), transmitted by facsimile (receipt confirmed) or three days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Maker and the Holder at the address set forth above or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     (d) If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Holder in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

     (d) This Note shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, provided, that neither Holder nor Maker shall assign or transfer its rights or duties hereunder without the prior written consent of the other party hereto.

     (e) It is the intention of Maker and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Holder resulting from an Event of Default, voluntary prepayment by Maker or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder either be rebated to Maker or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to Maker. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to Maker or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to Maker.

     (f) This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to any laws or principles of conflicts of laws that would cause the laws of any other jurisdiction to apply.

     (G) MAKER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR DELAWARE STATE COURT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE AND MAKER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF HOLDER TO BRING PROCEEDINGS AGAINST MAKER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY MAKER AGAINST HOLDER OR ANY AFFILIATE THEREOF INVOLVING DIRECTLY OR INDIRECTLY ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS NOTE SHALL BE BROUGHT ONLY IN A COURT IN DELAWARE.

     (H) MAKER AND HOLDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. MAKER AND HOLDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS NOTE OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE.

{Signature Page Follows}

[Copy]

     IN WITNESS WHEREOF, Maker has executed and delivered this Note on this 20th day of December, 2007.

TRIBUNE COMPANY

By: /s/ Crane H. Kenney

Name: Crane H. Kenney
Its: Senior Vice President, General Counsel
and Secretary

Acknowledged and agreed to as of
this 20th day of December, 2007

EGI-TRB, L.L.C.

By: /s/ Philip G. Tinkler

Name: Philip G. Tinkler
Its: Vice President

Signature Page to Subordinated Promissory Note